Exhibit 99.2

Dreyer’s 1Q 04 Conference Call
May 7, 2004

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the Dreyer’s Grand Ice Cream Holdings, Inc. first-quarter 2004 results conference call. During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question-and-answer session. As a reminder, this conference is being recorded Friday, May 7, 2004.

I would now like to turn the conference over to Alberto Romaneschi, Chief Financial Officer. Please go ahead, sir.

Alberto Romaneschi - Dreyer’s Grand Ice Cream Holdings – EVP of Finance and Administration and CFO

Good morning, and welcome to the Dreyer’s Grand Ice Cream Holdings first-quarter conference call. I’m Alberto Romaneschi, Chief Financial Officer. Joining me this morning are Bill Collett, our Treasurer, and Scott Webster, our Assistant Treasurer. First off, I’ll let Scott read our Safe Harbor statement.

Scott Webster - Dreyer’s Grand Ice Cream Holdings – Assistant Treasurer

Certain information provided on this call, including statements regarding expectations, beliefs, intentions or strategies regarding the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties as of the date of this call, which may cause the Company’s actual actions or results to differ materially from those contained in the forward-looking statements. These factors and other risks associated with the Company’s business are discussed in the Company’s report on Form 10-Q filed Thursday, May 6, 2004.

Alberto Romaneschi - Dreyer’s Grand Ice Cream Holdings – EVP of Finance and Administration and CFO

Thanks, Scott. Since we recently discussed our integration efforts in mid-March, this morning I would like to review our financial performance for the first quarter, discuss recent sales trends for our business and update you on our launch of Slow Churned Grand Light ice cream, a product we believe will revolutionize the ice cream industry. As always, we will take your questions.

Financial Results

As participants of our last three calls well understand, the merger transaction completed on June 27, 2003 was recorded under reverse acquisition accounting. This accounting treatment makes it difficult to compare the current period’s results with the results in corresponding periods prior to the transaction close. The press release and the 10-Q has further discussion on these comparability differences. This lack of comparability will continue until the third quarter of 2004, when we will report quarterly results for DGICH that will be directly comparable to the prior-year quarterly results. With that, I will discuss our operating results for the first quarter.

First Quarter 2004 Results

Total revenues were 338 million for the seasonally small first quarter, including 12 million in other revenues, the majority of which reflect receipt from transitional manufacturing and distribution services related to brands divested to CoolBrands. We will continue to have these other revenues at some level until that manufacturing and distribution is assumed by CoolBrands.

Reported EBIT of the Company for the first quarter was a loss of 29.3 million. Included in the costs and expenses for the first quarter of 2004 are roughly 9.9 million in nonoperating, merger-related expenses. These include stock option comp expense of 4.5 million, severance costs of 3.1 million, merger- and integration-related professional fees of $800,000, vested and unvested option accretion of $600,000 and roughly $900,000 in various other merger-related expenses. Without these nonoperating, merger-related expenses, the Company’s operating EBIT for the first quarter would have been a loss of 19.4 million.

I’d like to put these operating results in perspective for investors by noting certain changes to our operations, changes to the commodity environment, and ongoing integration activities that have occurred since the end of the previous quarter, the fourth quarter of 2003.

The primary change to our operation affecting EBIT in the first quarter of 2004 was the previously disclosed termination of partner branded distribution agreements with Ben & Jerry’s, M&M/Mars and Unilever frozen snacks. Distribution of these partner brands have contributed to Dreyer’s results in the past, and were phased out during the first quarter of 2004.

Dreyer’s expenses paid to CoolBrands for transitional distribution of certain products, and mandated by the FTC agreement, has affected our operating EBIT by $6.3 million.

The substantial increase in the price of dairy raw materials during the quarter also affected operating EBIT. The prices of AA butter determines our cream prices. The company paid $7 million more for cream in the first quarter to produce the ice cream that it sold than it would have had the price of butter traded within its historical range of $1.15 to $1.20 per pound. These dairy expenses were partially offset by gains from our butter trading activities of $5.1 million.

Finally, increased outside warehouse and freight costs, due to the closure of our Union City, California facility, and the demands of our Slow Churned launch were planned expenses that also affected operating EBIT in the quarter.

These transitional expenses and the reduced gross profits from the distribution agreement terminations were anticipated in our internal plans. Even with the increased costs of dairy raw materials in the quarter, our results were ahead of expectations, but investors should bear in mind that the bulk of the dairy impact will hit us in the second quarter. Now let’s turn to some comments on recent sales trends.

Grocery Market Trends

As most of you are aware, AC Nielsen data describes market activity in the grocery channel, our largest channel of distribution. Our total business includes significant sales in non-grocery channels as well. Sales in those non-grocery channels are not captured by any data service.

With that being said, the grocery channel continues to be soft versus last year for the four months ending April 24, 2004, with total packaged ice cream unit sales down 4 percent.

Unit sales of Dreyer’s premium portfolio of Company brands decreased slightly by 1 percent in the four months ending April 24, 2004, versus a year ago, while our Better-For-You styles were up 3.8 percent, driven primarily by early gains in Grand Light® as our new Slow Churned Grand Light ice cream gained more distribution throughout the quarter. Our own internal data of for premium units sold, which covers all channels of distribution, paints a much stronger picture, with unit sales up 10 percent, driven by very strong growth in Grand Light of 20 percent.

Our Haagen-Dazs® and Starbucks® superpremium portfolio has performed very well in this soft grocery channel environment, with unit sales growing 7.6 percent in the four months ending April 24, 2004, versus a year ago. We are especially enthusiastic about an 8.3 percent increase in Haagen-Dazs unit sales in the period, and the continued expectation that our new products and advertising in 2004 will bring the brand back to its leadership role in these segments.

Frozen snacks — the frozen snacks category in the grocery channel continues to be stronger than packaged, growing at a 3 percent rate in the four months ending April 24, 2004 versus a year ago. Sales of Dreyer’s Holdings’ combined frozen snacks portfolio in the grocery channel had a 2 percent unit decline in the four months ending April 24, 2004 over the same period last year, which represents a stabilization over trends in the fall. Particularly encouraging were improvements in Nestlé® Drumsticks®, up 14.7 percent in units in the same period, and Haagen-Dazs frozen snacks, which grew 4.3 percent. Dreyer’s/Edy’s® fruit bars were up 12.5 percent, and Starbucks frozen snacks were up 4 percent, continuing their strong performance from the fall-winter season.

While some Nestlé frozen snacks have yet to rebound with our new products and marketing initiatives, we’re confident that the summer selling season will see a revitalized growth in these core Nestlé frozen snacks.

With that, I would like to make a few comments on our rollout of Slow Churned Grand Light.

Slow Churned Rollout for 2004

     By now, we hope you all have heard about the launch of Slow Churned Grand Light, the first product produced from a patented slow churning process for making ice cream with a richer,

smoother and creamier taste. In test markets, nearly 8 out of 10 consumers who tasted Slow Churned Grand Light believed they were enjoying the same rich and creamy taste as full-fat premium or superpremium ice cream.

Edy’s markets were fully converted to Slow Churned Grand Light by March 1st, and the Dreyer’s markets are on track to be converted by mid-May. Early sales for Slow Churned are very strong, as I have stated that our own data for unit sales shows a 20 percent increase in Grand Light in the four months ending April 24, 2004, driven by a 38 increase in the Edy’s markets, which were first to convert.

If anybody on this call has not had a chance to try Slow Churned, please contact Scott directly, and we will get you a free trial coupon. Support for Slow Churned during its first big season will be the Company’s most aggressive consumer advertising and promotional campaign ever. On May 9, a national TV advertising campaign will begin with high frequency for the first four weeks. In June, we have a national print campaign hitting several health-conscious magazines. We have scheduled over 7,500 days of in-store sampling during the peak summer season. We believe that Slow Churned Grand Light will revolutionize the category, and we look forward to updating you the summer on our progress.

At this point, I would like to open the call for questions.

Operator — Yes, sir. Thank you. Ladies and gentlemen, if you would like to register a question, please press the one followed by the four on your telephone. You will hear a three-tone prompt to acknowledge your request. If your question has been answered and you would like to withdraw your registration, please press the one followed by the three. If you are using a speaker phone, please lift your handset before entering your question. Once again if you would like to register a question, please press one then four.

Mr. Romaneschi, there are no further questions at this time. I will now turn the call back to you, sir.

Alberto Romaneschi - Dreyer’s Grand Ice Cream Holdings – EVP of Finance and Administration and CFO

Thank you very much for joining our first-quarter 2004 results call this morning.

I would like to remind investors that our annual meeting will be held on Wednesday, May 19, 2004 at 2 PM at the Nile Hall in Preservation Park, located on 1233 Preservation Park Way in downtown Oakland, California. See you there. Thank you very much.

Operator - Ladies and gentlemen, we thank you very much for your participation. This concludes today’s presentation, and we ask that you please disconnect your lines.